ASSET CONTRIBUTION AGREEMENT
BETWEEN
THE DAYTON POWER AND LIGHT COMPANY
AND
AES OHIO MERGER SUB, LLC

Dated as of September 28, 2017

1

Table of Contents

i

ARTICLE I DEFINITIONS2
Section 1.01Definitions.    2
ARTICLE II TRANSFER OF ASSETS11
Section 2.01Transfer of Assets.    11
Section 2.02Excluded Assets.    14
Section 2.03Assumed Liabilities.    16
Section 2.04Excluded Liabilities.    17
ARTICLE III ASSET TRANSFER; CLOSING17
Section 3.01Asset Transfer.    17
Section 3.02Proration.    18
Section 3.03Closing.    19
Section 3.04Closing Deliveries.    19
ARTICLE IV REPRESENTATIONS AND WARRANTIES21

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Section 4.01Representations and Warranties of Transferor.    21
Section 4.02Representations and Warranties of Transferee.    29
ARTICLE V CERTAIN COVENANTS AND AGREEMENTS32
Section 5.01Transfer Tax; Recording Costs.    32
Section 5.02Further Assurances.    32
Section 5.03Survival.    34
Section 5.04Indemnification    34
Section 5.05Indemnification Procedures    37
ARTICLE VI MISCELLANEOUS PROVISIONS40
Section 6.01Notices.    40
Section 6.02Waiver.    41
Section 6.03Entire Agreement; Amendment; Etc.    42
Section 6.04Assignment.    43
Section 6.05Severability.    43
Section 6.06Governing Law.    44

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Section 6.07Counterparts; Facsimile Execution.    44
Section 6.08Schedules.    44
Section 6.09Specific Performance.    44

EXHIBITS
Exhibit A    Form of Assignment of Contracts
Exhibit B    Form of Assignment of Easements and Rights of Way
Exhibit C    Form of Assignment of Real Property Leases
Exhibit D    Form of Assumption Agreement
Exhibit E    Form of Asset Transfer Agreement

ivivii

ASSET CONTRIBUTION AGREEMENT
This Asset Contribution Agreement (this “Agreement”), dated as of September 28, 2017, is between The Dayton Power and Light Company, an Ohio corporation (“Transferor”), and AES Ohio Merger Sub, LLC, an Ohio limited liability company (“Transferee”). Collectively, Transferee and Transferor may be referred to herein as the “Parties” and each, individually, as a “Party.”
W I T N E S S E T H
WHEREAS, Transferor owns or holds interests in certain electric generating plants and related facilities in the state of Ohio; and certain other assets, improvements, equipment, properties (both tangible, including real and personal property, and intangible), and rights associated therewith or ancillary thereto, all as more specifically described herein.
WHEREAS, Transferor desires to transfer and assign to Transferee, and Transferee desires to acquire and assume from Transferor, the Transferred Assets (as hereinafter defined) and certain liabilities, upon the terms and conditions hereinafter set forth;
WHEREAS, concurrently with, and as a condition to, the execution and delivery of this Agreement, Transferor and Transferee are executing and delivering an Assumption Agreement, pursuant to which, and subject to the terms and conditions thereof, Transferor has agreed to assign and Transferee has agreed to assume, concurrently with the closing of the transactions contemplated herein, certain liabilities of Transferor as described therein; and
WHEREAS, Transferor directly owns all of the outstanding limited liability company interests of Transferee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01    Definitions.
(a)    As used in this Agreement, the following terms have the following meanings:
“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means the Assumption Agreement, the Asset Transfer Agreement, the Deeds, the Assignment of Easements and Rights of Way, the Assignment of Real Property Leases, the Assignment of Contracts and any other agreements or instruments entered into between the Parties with respect to the transactions contemplated by this Agreement.
“Asset Transfer Agreement” means the Asset Transfer Agreement to be executed and delivered at Closing by Transferor to Transferee in substantially the form attached hereto as Exhibit E.

“Assignment of Contracts” means the Assignment of Contracts agreement to be entered into between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit A.
“Assignment of Easements and Rights of Way” means the Assignments of Easements and Rights of Way agreements to be entered into between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit B.
“Assignment of Real Property Leases” means the Assignment of Real Property Leases agreements to be entered into between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit C.
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Assumed Payables” means a certain amount of those payables owed by Transferor with respect to the Transferred Assets, as set forth in Schedule 1.01.
“Assumption Agreement” means the Assumption Agreement to be entered into between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit D.
“Business Day” means a day other than a Saturday, Sunday or day on which banks are permitted or required to remain closed in the state of Ohio.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.
“Closing” has the meaning set forth in Section 3.03.
“Closing Date” has the meaning set forth in Section 3.03.

“Contracts” has the meaning set forth in Section 4.01(i).
“CWIP” has the meaning set forth in the definition of “Improvements.”
“Debt” means the long-term or short-term debt owed by Transferor as described in Schedule 1.02.
“Deeds” means those certain deeds to be executed and delivered at Closing by Transferor to Transferee.
“Deferred Tax Assets” means the Transferor’s deferred tax assets relating to the Transferred Assets or any Assumed Liability that is carried on its books.
“Deferred Tax Liability” means the Transferor’s deferred tax liability relating to the Transferred Assets or any Assumed Liability that is carried on its books.
“Easements and Rights of Way” means the easements and rights of way described in Schedule 1.03.
“Effective Time” has the meaning set forth in Section 3.03.
“Emissions Allowances” means all authorizations issued to Transferor by a Governmental Authority pursuant to a statutory or regulatory program promulgated by a Governmental Authority pursuant to which air emissions sources subject to the program are authorized to emit a prescribed quantity of air emissions.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase, lease, claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or title retention agreement).
“Environment” means soil, land surface, or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, reservoirs and wetlands), ground waters, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.
“Environmental Condition” means the presence or Release to the Environment, whether at the Real Property, the Leased Real Property or real property covered by the Easements and Rights of Way or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Real Property, the Leased Real Property or the real property covered by the Easements and Rights of Way or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.
“Environmental Laws” means all (i) Laws relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, remediation, abatement, cleanup or handling of Hazardous Substances; (ii) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (iii) Laws relating to the management or use of natural resources.
“Environmental Permits” has the meaning set forth in Section 4.01(g).
“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.
“FERC” means the Federal Energy Regulatory Commission.
“Generating Plants” means the electric generating plants and related equipment and facilities described in Schedule 1.04 that are owned by Transferor or in which Transferor holds an ownership interest.
“Generation Transmission Assets” has the meaning set forth in Section 2.01(p).
“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.
“Governmental Authority” means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.
“Improvements” means all buildings, structures, machinery and equipment (including all fuel handling and storage facilities), fixtures, construction work in progress (“CWIP”), and other improvements, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, located on and affixed to the Real Property, the Leased Real Property and the Easements and Rights of Way.
“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, (i) all software necessary to operate or maintain the Transferred Assets, (ii) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable and (iii) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Inventories” means (i) all inventories of fuels and consumables owned by Transferor for use at the Generating Plants, whether located on Real Property, Leased Real Property or the Easements and Rights of Way associated with the Generating Plants or in transit thereto or stored offsite and (ii) all materials and supplies, including without limitation, spare parts, owned by Transferor for use at or in connection with the Generating Plants.
“Knowledge” means the actual and current knowledge of the corporate officer or officers of the specified Person charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, without any implication of verification or investigation concerning such knowledge.
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country and any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.01(e)(i).
“Liability” means any liability or obligation, whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether accrued or not accrued, whether liquidated or not liquidated, whether incurred or consequential, and whether due or to become due.
“Material Adverse Effect” means (i) any event, circumstance or condition materially impairing the ability of Transferor to perform its obligations under this Agreement or any Ancillary Agreement or (ii) any change in or effect on the Transferred Assets that is materially adverse to the Transferred Assets, other than (a) any change resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, (b) any change resulting from changes in the international, national, regional or local markets for fuel or consumables used at the Generating Plants, (c) any change resulting from changes in the North American, national, regional or local electric transmission system, and (d) any change in Law generally applicable to similarly situated Persons.
“Net Book Value” means an amount in dollars, as reflected in the corresponding line item or items of the balance sheet of Transferor as of the applicable date for all Transferred Assets and all Assumed Liabilities. With respect to the Transferred Assets, Net Book Value is equal to total Transferred Assets net of accumulated depreciation or amortization as appropriate.
“Off-Site Location” means any real property other than the Real Property, the Leased Real Property or real property covered by the Easements and Rights of Way.
“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the limited liability company or operating agreement and certificate of formation of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (vi) any amendment to any of the foregoing.
“Parent” means DPL Inc., an Ohio corporation.
“Party” has the meaning set forth in the first paragraph of this Agreement.
“Permits” has the meaning set forth in Section 4.01(k).

“Permitted Encumbrances” means: (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate proceedings and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to have a Material Adverse Effect; (iv) leases, subleases and similar agreements, and liens of any landlord or other third party on property over which Sellers have easement rights or on any Leased Real Property and subordination or similar agreements relating thereto; (v) leases, mineral reservations and conveyances, easements, covenants, rights-of-way and other similar restrictions of record; (vi) any conditions that may be shown by a current, accurate survey or physical inspection of the Real Property or the Leased Real Property made prior to the Closing; (vii) zoning, planning, conservation restriction and other land use and environmental regulations by Governmental Authorities; (viii) the respective rights and obligations of the Parties under this Agreement and the Ancillary Agreements; (ix) Encumbrances resulting from legal proceedings being contested in good faith by appropriate proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (x) other Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Real Property” has the meaning set forth in Section 2.01(b).
“Real Property Leases” has the meaning set forth in Section 4.01(e)(i).
“Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.
“Tax” means all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any interest, penalties or additions thereto, whether disputed or not.
“Transferee” has the meaning set in the first paragraph of this Agreement.
“Transferor” has the meaning set forth in the first paragraph of this Agreement.
“Transferred Assets” has the meaning set forth in Section 2.01.
(b)    Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

(i)    a reference, without more, to a recital is to the relevant recital to this Agreement, to an Article or Section is to the relevant Article or Section of this Agreement, and to a Schedule or Exhibit is to the relevant Schedule or Exhibit to this Agreement;
(ii)    words importing any gender shall include other genders;
(iii)    words importing the singular only shall include the plural and vice versa;
(iv)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
(v)    reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(vi)    reference to any applicable Law means, if applicable, such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;
(vii)    “or” is used in the inclusive sense of “and/or;”
(viii)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;
(ix)    the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(x)    references to any party hereto or any other agreement or document shall include such party’s successors and permitted assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement.
ARTICLE II

TRANSFER OF ASSETS
Section 2.01    Transfer of Assets. Upon the terms and conditions set forth in this Agreement, at the Closing but effective as of the Effective Time, Transferor shall transfer, convey, assign and deliver to Transferee as a contribution to capital, and Transferee shall acquire and assume from Transferor as a contribution to capital, free and clear of all Encumbrances other than Permitted Encumbrances, all of Transferor’s right, title and interest in and to the following described assets (the “Transferred Assets”):
(a)    the Generating Plants;
(b)    the real property (including the Improvements) described in Schedule 2.01(b) (the “Real Property”);
(c)    the Real Property Leases (including the Improvements);
(d)    the Easements and Rights of Way (including the Improvements);
(e)    all Inventories;
(f)    subject to the receipt of any necessary consents and approvals, the written contracts, agreements, licenses (other than Environmental Permits, Permits or Intellectual Property) or personal property and non-real property leases described in Schedule 2.01(f) ;

(g)    subject to the receipt of any necessary consents and approvals, the Permits;
(h)    the Environmental Permits;
(i)    the Intellectual Property necessary to permit Transferor to conduct its business with respect to the Transferred Assets as currently conducted, including the Intellectual Property described in Schedule 2.01(i);
(j)    the Emissions Allowances;
(k)    the Deferred Tax Assets;
(l)    all vehicles, equipment, machinery, furniture and other tangible personal property located on or at the Real Property, the Leased Real Property and the Easements and Rights of Way and related to the Generating Plants, including those described on Schedule 2.01(l);
(m)    the other assets described in Schedule 2.01(m);
(n)    all unexpired, transferable warranties and guarantees from manufacturers, vendors and other third parties with respect to any Improvement or item of real or tangible personal property constituting part of the Transferred Assets;
(o)    all books, purchase orders, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, studies, reports, equipment repair, safety, maintenance or service records, and similar items associated with or used in connection with ownership and operation of the Transferred Assets

(subject to the right of Transferor to retain copies of same for its use), other than such items that are proprietary to third parties and accounting records (to the extent that any of the foregoing is contained in an electronic format, Transferor shall reasonably cooperate with Transferee to transfer such items to Transferee in a format that is reasonably acceptable to Transferee);
(p)    the electrical transmission facilities associated with the Generating Plants located at or forming part of the Generating Plants and necessary to interconnect with the electric transmission grid, including all energized switchyard facilities, substation facilities and support equipment that are on the generation asset side of the appropriate and designated interconnection points and real property directly associated therewith, as well as all permits, contracts and warranties related thereto, including those certain assets and facilities specifically identified on Schedule 2.01(p) (the “Generation Transmission Assets”);
(q)    without limitation of any of the foregoing, Transferor is transferring to Transferee all of Transferor’s right, title and interest in and to all power generation function equipment including, but not limited to, boilers, turbine-generators, generation related environmental and controls equipment, coal handling facilities, plant power distribution equipment including transformers and other related systems that are associated with the Generating Plants;
(r)    the rights of Transferor in and to any causes of action against third parties relating to the Transferred Assets or any part thereof, including any claim for refunds (but excluding any refund, credit, penalty, payment, adjustment or reconciliation related to Taxes paid or due for periods ending prior to the Effective Time in respect of the Transferred Assets, whether such refund, credit, penalty, payment, adjustment or reconciliation is received as a payment or, subject to Section 3.02, as a credit against future Taxes payable), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as a payment or credit against future liabilities, relating specifically to the Transferred Assets and relating to any period ending prior to, on or after the Effective Time;
(s)    the rights of Transferor in, to and under all contracts, agreements, arrangements, permits or licenses of any nature and related to the Transferred Assets, which are not expressly excluded pursuant to Section 2.02 and of which the obligations of Transferor thereunder are not expressly excluded by Transferee pursuant to Section 2.04; and
(t)    to the extent not otherwise described in this Section 2.01 and other than Excluded Assets, all other assets and property, whether real or personal, tangible or intangible, that are associated with or used in connection with ownership and operation of the Generating Plants.
Section 2.02    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, nothing in this Agreement shall constitute or be construed as conferring on Transferee, and Transferee is not acquiring, any right, title or interest in and to (i) any properties, assets, business, operation, or division of Transferor or any of its Affiliates (other than Transferee) not expressly set forth in Section 2.01 or (ii) the specific assets of Transferor set forth below that may be associated with the Transferred Assets, but which are specifically excluded from the transfer contemplated hereunder (collectively, the “Excluded Assets”). Such assets, properties and rights are excluded from the Transferred Assets and shall remain the property of Transferor after the Closing:
(a)    the Transferor’s real property and interests in real property, other than the portion thereof comprised of the Real Property, the Leased Real Property and the Easements and

Rights of Way to be conveyed by the Deeds, the Assignment of Leased Real Property and the Assignments of Easements and Rights of Way (the “Transferor’s Retained Real Property”);
(b)    all cash, cash equivalents, bank deposits, deferred fuel, deferred capacity, Ohio compliance renewable energy credits, unamortized credit line fees, and any receivables related to income Taxes attributable to the income of Transferor but only to the extent any such receivables are not a Deferred Tax Asset;
(c)    all minute books, stock transfer books, corporate seals and other corporate records;
(d)    certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness (excluding the Debt);
(e)    except to the extent otherwise described in the Transferred Assets, all tariffs, agreements and arrangements to which Transferor is a party for the purchase or sale of electric capacity and/or energy or for the purchase or sale of transmission or ancillary services involving the Transferred Assets or otherwise;
(f)    all other assets and properties owned by Transferor or any of its Affiliates (other than Transferee) that do not constitute, are not used in connection with or are not ancillary to the ownership or operation of the Transferred Assets;
(g)    the electrical transmission, substation, control and support facilities on the transmission side of the appropriate and designated interconnection points;
(h)    all of Transferor’s electric distribution assets;

(i)    the other assets described in Schedule 2.02(i); and
(j)    the rights of Transferor under this Agreement and the Ancillary Agreements.
Section 2.03    Assumed Liabilities. On the Closing Date, Transferee shall execute and deliver the Assumption Agreement, pursuant to which, among other things, Transferee shall assume the Liabilities described therein and, in addition, Transferee shall assume the following Liabilities (collectively, the “Assumed Liabilities”):
(a)    on the terms and subject to the conditions set forth in this Agreement, at the Closing, Transferee shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due the Liabilities arising under or related to the Transferred Assets whether arising from, or relating to, periods prior to, on or after the Effective Time (including Liabilities related to Environmental Conditions);
(b)    all Liability of Transferor with respect to the Assumed Payables;
(c)    all Liability of Transferor with respect to the Debt to the extent relating to periods of time after the Effective Time;
(d)    all Liability of Transferor with respect to the Deferred Tax Liability; and
(e)    all Liability of the Transferor with respect to the property Taxes related to the Transferred Assets.
Section 2.04    Excluded Liabilities. Notwithstanding the foregoing provisions of Section 2.03, Transferee shall not assume by virtue of this Agreement, the Assumption Agreement or any other Ancillary Agreement, or the transactions contemplated hereby or thereby, or otherwise, and shall have no liability for any of the following Liabilities or any Liability of Transferor that is not related to the Transferred Assets (the “Excluded Liabilities”):
(a)    any Liabilities of Transferor in respect of any Excluded Assets or other assets of Transferor that are not Transferred Assets;
(b)    any Liabilities in respect of Transferor’s current income Taxes and any other Taxes not otherwise assumed pursuant to Section 2.03(d) and (e);
(c)    any fines and penalties imposed by any Governmental Authority resulting from any act or omission by Transferor and not related to the Transferred Assets;
(d)    the other Liabilities described in Schedule 2.04(d); and
(e)    any Liability of Transferor arising as a result of its execution and delivery of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder or thereunder, or the consummation by Transferor of the transactions contemplated hereby or thereby.
ARTICLE III

ASSET TRANSFER; CLOSING
Section 3.01    Asset Transfer. At Closing, Transferor shall transfer to Transferee the Transferred Assets and the Assumed Liabilities at Net Book Value as of the Effective Time. In the event that final amounts for the Net Book Value of the Transferred Assets or the Assumed Liabilities are not available on the Closing Date, the final Net Book Value of the Transferred Assets or the Assumed Liabilities, as applicable, shall be determined and agreed to by Transferee and

Transferor within ninety (90) days after the Closing Date. Transferor and Transferee agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm the final Net Book Value of the Transferred Assets and the Assumed Liabilities, as applicable.
Section 3.02    Proration.
(a)    Transferee and Transferor agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Transferred Assets shall be prorated as of the Effective Time, with Transferor liable to the extent such items relate to any time period through the Effective Time, and Transferee liable to the extent such items relate to periods subsequent to the Effective Time:
(i)    personal property, real estate, occupancy and any other Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Transferred Assets;
(ii)    rent, Taxes and other items payable by or to Transferor under any of the Contracts to be assigned to and assumed by the Transferee hereunder; and
(iii)    sewer rents and charges for water, telephone, electricity and other utilities.
(b)    In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be re-prorated upon request of either the Transferor or the Transferee made within ninety (90) days after the date that the actual amounts become available. Transferor and Transferee agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.02.
Section 3.03    Closing. The transfer, assignment, conveyance and delivery of the Transferred Assets, and the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of The Dayton Power and Light Company, 1065 Woodman Drive, Dayton, Ohio 45432 at a time mutually acceptable to the Parties on the date of the execution and delivery of this Agreement by each of the Parties (or on such other date as may be mutually agreeable by the Parties, the “Closing Date”). The Closing shall be effective for all purposes as of 12:01 a.m. on October 1, 2017 (the “Effective Time”).
Section 3.04    Closing Deliveries.
(a)    At the Closing, Transferor will deliver, or cause to be delivered, to Transferee the following items:
(i)    possession of the Transferred Assets;
(ii)    an original of each of the Deeds, duly executed and acknowledged by Transferor and in recordable form;
(iii)    an original of the Asset Transfer Agreement duly executed by Transferor;

(iv)    an original of the Assumption Agreement duly executed by Transferor;
(v)    an original of each Assignment of Easements and Rights of Way duly executed by Transferor;
(vi)    an original of each Assignment of Real Property Leases duly executed by Transferor;
(vii)    an original of the Assignment of Contracts duly executed by Transferor; and
(viii)    such other documents as are contemplated by this Agreement or as the Transferee may reasonably request to carry out the purposes of this Agreement.
(b)    At the Closing, Transferee will deliver, or cause to be delivered, to Transferor the following items:
(i)    an original of the Asset Transfer Agreement duly executed by Transferee;
(ii)    an original of the Assumption Agreement duly executed by Transferee;
(iii)    an original of each Assignment of Easements and Rights of Way duly executed by Transferee;
(iv)    an original of each Assignment of Real Property Leases duly executed by Transferee;

(v)    an original of the Assignment of Contracts duly executed by Transferee; and
(vi)    such other documents as are contemplated by this Agreement or as the Transferor may reasonably request, including vehicle titles, to consummate the transactions contemplated hereby.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of Transferor. Transferor represents and warrants to Transferee, except as otherwise set forth in Transferor’s most recent Form 10-K filed with the Securities and Exchange Commission, any Forms 10-Q or Forms 8-K filed or furnished thereafter and prior to the date hereof, or the Schedules to this Agreement, as follows:
(a)    Organization and Good Standing; Qualification. Transferor is a corporation duly formed, validly existing and in good standing under the laws of the state of Ohio. Transferor has all requisite power and authority to own, lease or operate the Transferred Assets and to carry on its business as it is now being conducted.
(b)    Authority and Enforceability. Transferor has full power and authority to execute and deliver, and carry out its obligations under, this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Transferor of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of

Transferor. Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Transferee, each of this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.
(c)    No Violation; Consents and Approvals.
(i)    Neither the execution, delivery and performance by Transferor of this Agreement and each Ancillary Agreement to which it is a party, nor the consummation by Transferor of the transactions contemplated hereby and thereby, will (A) conflict with or result in any breach of any provision of the Organizational Documents of Transferor; (B) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferor is a party or by which it or any of the Transferred Assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (C) constitute a violation of any law, regulation, order, judgment or decree applicable to Transferor, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)    Transferor has obtained all consents and approvals from each Governmental Authority or other Person, and made all necessary filings or notices, necessary for the execution, delivery and performance of this Agreement by Transferor or of any Ancillary Agreement to which Transferor is a party, or the consummation by Transferor of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Insurance. All material policies of property, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, Transferor and insuring the Transferred Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.
(e)    Leased Real Property.
(i)    Schedule 4.01(e) sets forth a description of each lease of real property held by Transferor (the “Real Property Leases”) and the real property covered thereby (the “Leased Real Property”) that is to be transferred as contemplated herein by Transferor to Transferee.
(ii)    Each Real Property Lease (A) constitutes a legal, valid and binding obligation of Transferor and, to Transferor’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and (B) is in full force and effect and Transferor has not delivered or received any written notice of termination thereunder.
(iii)    There is not under any Real Property Lease any default or event which, with notice or lapse of time or both, (A) would constitute a default by Transferor or, to Transferor’s Knowledge, any other party thereto, (B) would constitute a default by Transferor or, to Transferor’s Knowledge, any other party thereto which would give rise to an automatic termination, or the right of discretionary termination, thereof, or (C) would cause the acceleration of any of Transferor’s material obligations thereunder or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the Transferred Assets. There are no material claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor or any other party to any Real Property Lease before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Real Property Lease or the subject matter thereof. Transferor has no Knowledge of any material defense, offset or counterclaim arising under any Real Property Lease.
(f)    Title; Condition of Assets.
(i)    Subject to Permitted Encumbrances, Transferor holds title to the Real Property and the Easements and Rights of Way and has good and valid title thereto and to the other Transferred Assets that it purports to own or in which it has an interest, free and clear of all Encumbrances.

(ii)    The tangible assets (real and personal) at, related to, or used in connection with the Generating Plants, taken as a whole, (A) are in good operating and usable condition and repair, free from any defects (except for ordinary wear and tear, in light of their respective ages and historical usages, and except for such defects as do not materially interfere with the use thereof in the conduct of the normal operation and maintenance of the Transferred Assets taken as a whole) and (B) have been maintained consistent with Good Utility Practice.
(g)    Environmental Matters.
(i)    Section I of Schedule 4.01(g) lists all material Environmental Permits.
(ii)    Transferor holds, and is in compliance with, all permits, certificates, certifications, licenses and other authorizations issued by Governmental Authorities under Environmental Laws that are required for Transferor to conduct the business and operations of the Transferred Assets (collectively, “Environmental Permits”), and Transferor is otherwise in compliance with all applicable Environmental Laws with respect to the business and operations of the Transferred Assets, except for any such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(iii)    Transferor has not received any written request for information, or been notified of any violation, or that it is a potentially responsible party, under CERCLA or any other Environmental Law for contamination or air emissions at the Generating Plants, the Real Property, the Leased Real Property or the real property covered by the Easements and Rights of Way except for any such requests or notices that would result in liabilities under such laws as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Environmental Laws or against Transferor or Parent concerning contamination or air emissions at the Generating Plants, the Real Property, the Leased Real Property or the real property covered by the Easements and Rights of Way that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(iv)    No Environmental Condition exists that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(v)    There are no outstanding judgments, decrees or judicial orders relating to the Transferred Assets regarding compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Transferred Assets, except for such outstanding judgments, decrees or judicial orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
The representations and warranties made in this Section 4.01(g) are the exclusive representations and warranties of Transferor relating to environmental matters.

(h)    Condemnation. There are no pending or, to the Knowledge of Transferor, threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Transferred Assets.
(i)    Contracts.
(i)    Schedule 4.01(i) lists all written contracts, agreements, licenses (other than Environmental Permits, Permits or Intellectual Property) or personal property and non-real property leases of Transferor that are material to the business or operations of the Transferred Assets (the “Contracts”).
(ii)    Each Contract (A) constitutes a legal, valid and binding obligation of Transferor and, to Transferor’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and (B) is in full force and effect and Transferor has not delivered or received any written notice of termination thereunder.
(iii)    There is not under any Contract any default or event which, with notice or lapse of time or both, (A) would constitute a default by Transferor or, to Transferor’s Knowledge, any other party thereto, (B) would constitute a default by Transferor or, to Transferor’s Knowledge, any other party thereto which would give rise to an automatic termination, or the right of discretionary termination, thereof, or (C) would cause the acceleration of any of Transferor’s material obligations thereunder or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the Transferred Assets. There are no material claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor or any other party to any Contract before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Contract or the subject matter thereof. Transferor has no Knowledge of any material defense, offset or counterclaim arising under any Contract.
(j)    Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of Transferor, threatened against Transferor before any court, arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Transferor is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(k)    Permits.
(i)    Transferor has all permits, licenses, franchises and other governmental authorizations, consents and approvals (other than Environmental Permits, which are addressed in Section 4.01(g)) necessary to own and operate the Transferred Assets (collectively, “Permits”), except where any failures to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Transferor has not received any written notification that Transferor is in violation, nor does Transferor have Knowledge of any violations, of any such Permits, or any Law or judgment of any Government Authority applicable to Transferor with respect to the Transferred Assets, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)    Section II of Schedule 4.01(k) lists all material Permits (other than Environmental Permits).
(l)    Taxes. To the Knowledge of Transferor, Transferor has filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Transferred Assets, and Transferor has paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where any failures to so file or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no Encumbrances for Taxes on the Transferred Assets that are not Permitted Encumbrances.
(m)    Intellectual Property. Transferor has such ownership of or such rights by license or other agreement to use all Intellectual Property necessary to permit Transferor to conduct its business with respect to the Transferred Assets as currently conducted, except where any failures to have such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Transferor is not, nor has Transferor received any notice that Transferor is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use such Intellectual Property, and there are no material restrictions on the transfer of any material contract, or any interest therein, held by Transferor in respect of such Intellectual Property. Transferor has not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Transferred Assets.
(n)    Compliance with Laws. Transferor is in compliance with all applicable Laws with respect to the ownership or operation of the Transferred Assets, except where any such failures to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(o)    Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY ANCILLARY AGREEMENT, TRANSFEROR IS NOT MAKING, AND HEREBY DISCLAIMS, ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING TRANSFEROR OR THE TRANSFERRED ASSETS OR ANY PART THEREOF.
Section 4.02    Representations and Warranties of Transferee. Transferee represents and warrants to Transferor as follows:
(a)    Organization and Good Standing. Transferee is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Ohio and has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted.
(b)    Authority and Enforceability. Transferee has full power and authority to execute and deliver and carry out its obligations under this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Transferee of this Agreement and each such Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action by Transferee. Assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Agreement by the other party or parties thereto, this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Transferee, enforceable against Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.
(c)    No Violation; Consents and Approvals.
(i)    Neither the execution, delivery and performance by Transferee of this Agreement and each Ancillary Agreement to which Transferee is a party, nor the consummation by Transferee of the transactions contemplated hereby and thereby, will (A) conflict with or result in any breach of any provision of the Organizational Documents of Transferee; (B) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferee is a party or by which any of their respective material properties or assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements; or (C) constitute a violation of any law, regulation, order, judgment or decree applicable to Transferee, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.

(ii)    Transferee has obtained all consents and approvals from each Governmental Authority or other Person, and made all necessary filings or notices, necessary for the execution and delivery of this Agreement or any Ancillary Agreement by Transferee, or the consummation by Transferee of the transactions contemplated hereby and thereby, except for any such consents, approvals, filings or notices which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.
(d)    Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of Transferee, threatened against Transferee before any court, arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements. Transferee is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.
ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.01    Transfer Tax; Recording Costs. All transfer, use, stamp, sales and similar Taxes and recording costs incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of Transferor.
Section 5.02    Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, Transferor and Transferee shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transfer of the Transferred Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using commercially reasonable efforts with a view to obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Environmental Permits and the Permits to Transferee. Neither Transferor, on the one hand, nor Transferee, on the other hand, shall, without prior written consent of the other, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.
(b)    In the event that any portion of the Transferred Assets shall not have been conveyed to Transferee at the Closing, Transferor shall, subject to paragraphs (c) and (d) immediately below, convey such asset to Transferee as promptly as practicable after the Closing.
(c)    To the extent, if any, that Transferor’s rights under any Contract, Real Property Leases or Easements and Rights of Way may not be assigned without the consent of any other party thereto, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Transferor and Transferee agree that if any consent to an assignment of any Contract, Real Property Lease or Easement and Right of Way has not been obtained at the Closing Date, or if any attempted assignment would be ineffective or would impair Transferee’s rights and obligations under the Contract, Real Property Lease or Easement and Right of Way in question, so that Transferee would not in effect acquire the benefit of all such rights and obligations, Transferor, at its option and to the maximum extent permitted by law and such Contract, Real Property Lease or Easement and Right of Way, shall, after the Closing Date, (i) appoint Transferee to be Transferor’s agent with respect to such Contract, Real Property Lease or Easement and Right of Way or (ii) to the maximum extent permitted by law and such Contract, Real Property Lease or Easement and Right of Way, enter into such reasonable arrangements with Transferee or take such other commercially reasonable actions to provide Transferee with the same or substantially similar rights and obligations of such Contract, Real Property Lease or Easement and Right of Way. From and after the Closing Date, Transferor and Transferee shall cooperate and use commercially reasonable efforts to obtain an assignment to Transferee of any such Contract, Real Property Lease or Easement and Right of Way.
(d)    To the extent that Transferor’s rights under any warranty or guaranty described in Section 2.01(n) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful. The Parties agree that if any consent to an assignment of any such warranty or guaranty has not been obtained or if any attempted assignment would be ineffective or would impair Transferee’s rights and obligations under the warranty or guaranty in question, so that Transferee would not in effect acquire the benefit of all such rights and obligations, Transferor shall use commercially reasonable efforts to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Transferee to the maximum extent possible so as to provide Transferee with the benefits and obligations of such warranty or guaranty. Notwithstanding the foregoing, Transferor shall not be obligated to bring or file suit against any third party, provided that if Transferor determines not to bring or file suit after being requested by Transferee to do so, Transferor shall assign, to the extent permitted by law or any applicable agreement, its rights in respect of the claims so that Transferee may bring or file such suit.
Section 5.03    Survival. The representations and warranties of the Parties contained herein shall survive for a period of six months from the Closing Date and thereafter shall be of no further force and effect.
Section 5.04    Indemnification.
(a)    Subject to the limitation forth in Section 5.03, Transferor hereby agrees to indemnify, defend and hold harmless Transferee and its respective shareholders, directors, officers and employees from and against any claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”) suffered or incurred by them arising out of (i) any breach of any representation or warranty made by Transferor, (ii) any breach by Transferor of any covenant or obligation of Transferor in this Agreement and (iii) the Excluded Liabilities.
(b)    Subject to the limitation forth in Section 5.03, Transferee hereby agrees to indemnify, defend and hold harmless Transferor and its respective shareholders, directors, officers and employees from and against any Indemnifiable Losses suffered or incurred by them arising out of (i) any breach of any representation or warranty made by Transferee, (ii) any breach by Transferee of any covenant or obligation of Transferee in this Agreement and (iii) the Assumed Liabilities.
(c)    The amount of any Indemnifiable Loss shall be reduced (i) to the extent that any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) receives any insurance proceeds with respect to such Indemnifiable Loss, and (ii) to take into account any net Tax benefit realized by the Indemnitee arising from the recognition of such Indemnifiable Loss (but only to the extent that the Parties, following good faith negotiations for a period of 30 days, jointly agree that such Tax benefit would be realized by the Indemnitee).
(d)    The expiration or termination of any covenant, agreement, representation or warranty shall not affect the Parties’ obligations under this Section 5.04 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.
(e)    Subject to Section 6.09 and subparagraph (f) immediately below, the rights and remedies of the Parties under this Section 5.04 are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement or otherwise in respect of any breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement, after the occurrence of the Closing.
(f)    Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 5.04. Notwithstanding any provisions in this Agreement to the contrary, each Party retains its remedies at law or in equity with respect to willful, knowing or intentional misrepresentations or breaches of this Agreement.
(g)    Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement or any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s fees suffered by such party. The Parties waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 5.04(g) shall not apply to indemnification for a Third Party Claim.
(h)    An Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or equity. Commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any losses or expenses for which indemnification would otherwise be due hereunder, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking such mitigation.

(i)    The rights and obligations of indemnification under this Section 5.04 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.
Section 5.05    Indemnification Procedures.
(a)    If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than 20 days after the Indemnitee’s receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(b)    If, within 20 days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 5.05(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within 20 days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs or expenses paid or incurred by Indemnitee up to the date of said notice.

(c)    Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than 30 days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty 30 day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.
(d)    If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication) shall promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party, to the extent of such indemnity payment, shall be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against such third party on account of said indemnity payment are hereby made subordinate in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 5.05(d) shall require any Party hereto to obtain or maintain any insurance coverage.
(e)    A failure to give timely notice as provided in this Section 5.05 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually and materially prejudiced as a result of such failure.
ARTICLE VI

MISCELLANEOUS PROVISIONS
Section 6.01    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day when delivered personally or by e-mail (with confirmation) or facsimile transmission (with confirmation), (ii) on the next Business Day when delivered to a nationally recognized overnight delivery service, or (iii) five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or to such other addresses and e-mail and facsimile numbers for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or e-mail or facsimile number shall be effective only upon receipt thereof):
If to Transferor, to:
The Dayton Power and Light Company
1065 Woodman Drive
Dayton, Ohio 45432
Attn: Craig L. Jackson
Facsimile No.: 937-259-7386
Email: craig.jackson@aes.com
If to Transferee, to:
AES Ohio Merger Sub, LLC
1065 Woodman Drive
Dayton, Ohio 45432
Attn: Mark E. Miller
Facsimile No.: 937-259-7386
Email: mark.miller@aes.com

Section 6.02    Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 6.03    Entire Agreement; Amendment; Etc.
(a)    This Agreement and the Ancillary Agreements, including the Schedules, Exhibits, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior or contemporaneous agreements, understandings or statements or agreements between the Parties, whether written or oral, with respect to the transactions contemplated hereby. Each Party acknowledges and agrees that no employee, officer, agent or representative of the other Party has the authority to make any representations, statements or promises in addition to or in any way different than those contained in this Agreement and the Ancillary Agreements, and that it is not entering into this Agreement or the Ancillary Agreements in reliance upon any reliance upon an representation, statement or promise of the other Party except as expressly stated herein or therein.
(b)    This Agreement may not be amended, supplemented, terminated or otherwise modified except by a written agreement executed by Transferor and Transferee.
(c)    This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.04    Assignment. This Agreement and all the of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by, on the one hand, Transferor, and on the other hand, Transferee, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent will be null and void; provided, however, that each Party hereby consents to the distribution by Transferor of 100% of the issued and outstanding stock of Transferee to DPL Inc., and the subsequent merger of Transferee with and into AES Ohio Generation, LLC (formerly known as DPL Energy, LLC), with AES Ohio Generation, LLC surviving. Notwithstanding the foregoing, Transferor or Transferee may assign or otherwise transfer its rights hereunder and under any Ancillary Agreement to any bank, financial institution or other lender providing financing to Transferor or Transferee, as applicable, as collateral security for such financing; provided, however, that no such assignment shall (i) impair or materially delay the consummation of the transactions contemplated hereby or (ii) relieve or discharge Transferor or Transferee, as the case may be, from any of its obligations hereunder and thereunder.
Section 6.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 6.06    Governing Law. This Agreement, the construction of this Agreement, all rights and obligations between the Parties to this Agreement, and any and all claims arising out of or relating to the subject matter of this Agreement (including all tort and contract claims) will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to choice of law principles thereof.
Section 6.07    Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party, it being understood that the Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature(s) or signatures in portable document format.
Section 6.08    Schedules. The Schedules to this Agreement are intended to be and hereby are specifically made a part of this Agreement.
Section 6.09    Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
[Signatures appear on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Asset Contribution Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.
THE DAYTON POWER AND LIGHT COMPANY

By:
Name:
Title:

AES OHIO MERGER SUB, LLC

By:
Name:
Title:

[Signature Page to Asset Contribution Agreement]